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                                                                Exhibit 99

CONTACT:                                                 RELEASE:
KAREN M. L. WHELAN                                       Immediately
(804) 359-9311



          UNIVERSAL CORPORATION NAMES EDDIE N. MOORE, JR. TO BOARD OF
                                   DIRECTORS


                RICHMOND, VA February 24, 2000/PRNEWSWIRE/----

        Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, today announced the election of Eddie N. Moore, Jr. to the Board of Directors.

        Mr. Moore is President of Virginia State University, a position he has held for the past seven years. A Vietnam veteran and a CPA with an M.B.A. from the University of Pittsburg, Mr. Moore worked with Gulf Oil Corporation in the United States as well as abroad prior to becoming Assistant Comptroller of the Commonwealth of Virginia's Department of Accounts, and then University Comptroller of the College of William and Mary. Before going to Virginia State University, Mr. Moore served as Treasurer of the Commonwealth of Virginia.

        Mr. Harrell noted, "Mr. Moore is highly respected in academic and business circles as an effective manager and innovative thinker. We welcome his contributions to the work of the Board".

        Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.





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